Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of China Technology Development Group Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts as discussed in Note 2 to the consolidated financial statements) dated June 26, 2009, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
July 28, 2009